Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2026, with respect to the consolidated financial statements included in the Annual Report of Harvard Bioscience, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Harvard Bioscience, Inc on Forms S-3 (File No. 333-283637 and File No. 333-293099) and on Forms S-8 (File No. 333-174476, File No. 333-204760, File No. 333-225365, File No. 333-249943, File No. 333-256295 and File No. 333-265487).

/s/ GRANT THORNTON LLP

Hartford, Connecticut

March 13, 2026